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                                                                       EXHIBIT 5


                                February 26, 1999






Ladies and Gentlemen:

       I am general counsel for TeleBanc Financial Corporation, a Delaware corporation (the "Company"). This opinion letter is furnished in connection with the registration of 242,106 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), which are available for issuance pursuant to and in accordance with the TeleBanc Financial Corporation Special Stock Option Plan (the "Stock Option Plan").

       Based upon my examination of the originals or copies of such documents, corporate records, certificates of officers of the Company and such other instruments as I have deemed necessary, and upon the laws as presently in effect, I am of the opinion that the Shares of Common Stock have been duly authorized for issuance by the Company and, upon issuance and delivery in accordance with the terms of the Stock Option Plan and the applicable stock option agreements, will be fully paid and non-assessable.

       I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Sincerely,

                                      /s/ Arlen W. Gelbard
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                                      Arlen W. Gelbard, General Counsel




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